As filed with the Securities and Exchange Commission on July 11, 2025
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

QUANTERIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-8957988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Middlesex Turnpike
Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

Akoya Biosciences, Inc. 2021 Equity Incentive Plan
Quanterix Corporation Restricted Stock Unit Inducement Awards
(Full title of the plans)

Masoud Toloue, Ph.D.
President and Chief Executive Officer
Quanterix Corporation
900 Middlesex Turnpike
Billerica, MA 01821
(617) 301-9400
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kerry S. Burke Catherine Dargan Kyle Rabe Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000	Laurie Churchill General Counsel Quanterix Corporation 900 Middlesex Turnpike Billerica, MA 01821 (617) 301-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨
EXPLANATORY NOTE
Quanterix Corporation (“Quanterix” or the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) in connection with the merger (the “Merger”) of Wellfleet Merger Sub, Inc., a wholly owned subsidiary of Quanterix (“Merger Sub”), with and into Akoya Biosciences, Inc. (“Akoya”), with Akoya surviving as a wholly owned subsidiary of Quanterix in the Merger. At the effective time of the Merger (the “Effective Time”), each share of common stock of Akoya (“Akoya Common Stock”), $0.00001 par value per share, outstanding immediately prior to the Effective Time was converted into the right to receive (a) 0.1470 of a share of the common stock of Quanterix (“Quanterix Common Stock”), par value $0.001 per share (the “Per Share Stock Consideration”) and, if applicable, cash in lieu of fractional shares, and (b) $0.37 in cash, without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”).
This Registration Statement registers an aggregate of 520,450 shares of Quanterix Common Stock, consisting of: (i) up to 253,181 shares of Quanterix Common Stock that may be become available for issuance again under the 2021 Akoya Equity Incentive Plan pursuant to the terms of such plan and (ii) 267,269 shares of Quanterix Common Stock issuable upon vesting of restricted stock units granted to Akoya employees as an inducement to employment with Quanterix following the Merger pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Restricted Stock Unit Inducement Awards”). This Registration Statement shall also cover any additional shares of Quanterix Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Quanterix Common Stock.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
 * In accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8, the information required by this Part I of Form S-8 is not and will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
(a) Quanterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 17, 2025, as amended by Amendment No. 1, filed with the Commission on April 30, 2025 (File No. 001-38319);
(b) Quanterix’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on May 12, 2025 (File No. 001-38319);
(c) Quanterix’s Current Reports on Form 8-K, filed with the Commission on January 8, 2025, January 10, 2025, January 31, 2025, February 25, 2025, March 28, 2025, April 4, 2025, April 29, 2025, May 12, 2025, May 14, 2025, July 1, 2025 and July 8, 2025 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) (File No. 001-38319); and
(d) The description of Common Stock filed as Exhibit 4.1 to Quanterix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 13, 2020 (File No. 001-38319).
In addition, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or deregisters all securities then remaining unsold, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto not filed with the Commission shall be incorporated by reference except to the extent specified in such Current Report on Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
 Not Applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Covington & Burling LLP.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
The Registrant’s restated certificate of incorporation (the “Charter”) provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Charter further provides that any repeal or modification of such article by the Registrant’s stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
The Registrant’s restated bylaws (the “Bylaws”) provide that the Registrant will indemnify each of its directors and officers and, in the discretion of its board of directors, certain employees, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted it to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of the Registrant, or at the Registrant’s request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws further provide for the advancement of expenses to each of the directors and officers and, in the discretion of the board of directors, to certain employees and agents.
In addition, the Bylaws provide that the right of each of the Registrant’s directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or Bylaws, agreement, vote of stockholders or otherwise. Furthermore, the Bylaws authorize the Registrant to provide insurance for its directors, officers, employees and agents against any liability, whether or not it would have the power to indemnify such person against such liability under the DGCL or the provisions of our Bylaws.
The Registrant has also entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and the Charter and Bylaws.
The Registrant also maintains a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
The foregoing discussion of the Charter, Bylaws, indemnification agreements and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Charter, Bylaws, indemnification agreements or law.
Item 7. Exemption from Registration Claimed.
 Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 15, 2017).

3.2	Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 8, 2023).

4.1	Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 filed on November 9, 2017).

4.2*	Form of Inducement Award Grant Notice and Inducement Award Grant Agreement (RSUs).

5.1*	Opinion of Covington and Burling LLP.

23.1*	Consent of Covington and Burling LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Akoya Biosciences, Inc. 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Form S-1 of Akoya Biosciences, Inc. filed on March 26, 2021).

99.2
Form of Stock Option Grant Notice and Stock Option Agreement for 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Form S-8 of Akoya Biosciences, Inc. filed on March 17, 2025).

99.3
Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement for 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.4 to the Form S-8 of Akoya Biosciences, Inc. filed on March 17, 2025).

107*	Filing Fees Exhibit.
____________
* Filed herewith.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on July 11 , 2025.

QUANTERIX CORPORATION

By:	/s/ Masoud Toloue
Masoud Toloue
President and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
Each of the directors and officers of Quanterix Corporation whose signature appears below hereby severally constitutes and appoints Masoud Toloue and Vandana Sriram and each of them singly, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for them and in their name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Quanterix Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Masoud Toloue, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	July 11, 2025
Masoud Toloue, Ph.D.

/s/ Vandana Sriram	Chief Financial Officer (principal financial officer and principal accounting officer)	July 11, 2025
Vandana Sriram

/s/ William Donnelly	Director	July 11, 2025
William Donnelly

/s/ Jeffrey T. Elliott	Director	July 11, 2025
Jeffrey T. Elliot

/s/ Karen A. Flynn	Director	July 11, 2025
Karen A. Flynn

/s/ Ivana Magovčević-Liebisch, Ph.D., J.D.	Director	July 11, 2025
Ivana Magovčević-Liebisch, Ph.D., J.D.

/s/ Paul M. Meister	Director	July 11, 2025
Paul M. Meister

/s/ David R. Walt, Ph.D.	Director	July 11, 2025
David R. Walt, Ph.D.

/s/ Myla Lai-Goldman M.D.	Director	July 11, 2025
Myla Lai-Goldman M.D.

/s/ Scott Mendel	Director	July 11, 2025
Scott Mendel